February 23, 2007
ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
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www.foley.com

WRITER’S DIRECT LINE
414.297.5596
pfetzer@foley.com EMAIL

CLIENT/MATTER NUMBER
019656-0101

Perritt MicroCap Opportunities Fund, Inc. 300 South Wacker Drive Suite 2880 Chicago, Illinois 60606
Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an amendment to the Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of Common Stock of Perritt MicroCap Opportunities Fund, Inc. (such Common Stock being hereinafter referred to as the “Stock”) in the manner set forth in the amended Registration Statement to which reference is made. In this connection we have examined: (a) the Registration Statement on Form N-1A, as amended to date; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the amended Registration Statement will be legally issued, fully paid and nonassessable

We hereby consent to the use of this opinion as an exhibit to the amended Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/Foley & Lardner LLP

FOLEY & LARDNER LLP

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